HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                Three Months Ended      Nine Months Ended
                                                                  September 30            September 30
                                                              ---------------------   ---------------------
                                                                1998        1997        1998        1997
                                                              ---------   ---------   ---------   ---------
Weighted average number of shares outstanding (basic) .....   1,467,754   1,467,259   1,467,754   1,465,384

Weighted average of potential dilutive shares
   attributable to stock options granted computed under the
   treasury stock method ..................................      23,270      15,603      22,854      15,645
                                                              ---------   ---------   ---------   ---------
Weighted average number of shares (diluted) ...............   1,490,984   1,482,862   1,490,608   1,481,029
                                                              =========   =========   =========   =========

Earnings Per Share:

   Net income (in thousands) ..............................  $    1,819   $    1,753   $   5,396  $   5,299
                                                             ==========   ==========   =========  =========

   Earnings per common share:
     Basic ................................................  $     1.24   $     1.19   $    3.68  $    3.61
                                                             ==========   ==========   =========  =========

     Diluted ..............................................        1.22         1.18        3.62       3.58
                                                             ==========   ==========   =========  =========